Press Release

FIRST CHOICE HEALTHCARE SOLUTIONS, INC. REPORTS POSITIVE EBIDTA IN OPENING YEAR OF OPERATIONS

Melbourne, FL – DATE - First Choice Healthcare Solutions, Inc. (OTCBB: FCHS) today reported solid progress in its 2012 year-end results.

FCHS, a company which develops and acquires multi-specialty medical centers, proudly announced its Multi-Specialty Medical Center of Excellence business model, and the Company as a whole, reported solid progress in its 2012 year-end results. Chris Romandetti, First Choice President and CEO, stated with optimism, “Our strong performance last year will position us for an even better first quarter this year.”

The Company’s recently filed Annual Report on Form 10-K for year ended December 31, 2012 details the strong positive growth for First Choice Medical Group of Brevard, LLC (FCMG), a wholly-owned subsidiary of FCHS.

CEO Romandetti stated, “You can feel the traction; our team is committed to success. The $875,000 loss reported last year was largely attributable to one-time startup and acquisition costs for our Multi-Specialty Medical Center of Excellence. Even with the heavy cost involved with the acquisition and start up, we were still able to achieve a $34,171 positive EBIDTA at year-end, which is nothing short of outstanding.”

The Company expects to report a solid first quarter with the Multi-Specialty Medical Center of Excellence and the Company achieving its first quarter EBIDTA objectives. CEO Romandetti stated, “With the first quarter of 2013 already completed, we are confident the Company will report an outstanding $1.4MM in gross revenues for Q1 2013, well outperforming Q1 2012 gross revenues of $330,000, with a confident $275,000 of positive EBIDTA for Q1 2013. The Center of Excellence was operating only at 6% of its attainable capacity at year-end 2012 since it was just launched last year. The Company remains on track to significantly ramp up operating use of its first Center of Excellence this year.”

Much of the increase in sales in 2012 is attributable to the newly completed and operational FCMG Diagnostic Division within its Center of Excellence. With the installation of the a state of the art GE 450W, 1.5T MRI, complete with GEM Suite, GE’s 9800 C-Arm and latest state-of-the-art digital X-Ray equipment, FCMG is able to ensure patients a continuum of care not found in many facilities. In addition to the equipment installations completed last year, management also recently added a sixth physician. Kris Jones, Vice President of Medical Operations, said, “The Company remains on target to secure all nine physicians planned for the Center of Excellence and is poised to meet its financial objectives for 2013. In today’s economic healthcare environment, the unique business model that FCHS has implemented is proving to be a successful marketing and recruiting tool for physicians and patients alike.”

“Patients have provided us with an overwhelmingly positive response to the convenience of having their procedures performed in the same place as their treating physician offices. Our Physicians are able to access patient diagnostic results and records in an electronic, virtual environment. We continue to maximize efficiencies while maintaining stellar patient care in a timely fashion. At FCMG, we work to create great patient satisfaction, one patient at a time, for every patient,” stated Jones.

Press Release

Currently, FCMG specialties include neurology, interventional pain medicine, operative and non-operative orthopedics, MRI, X-Ray and DME, with Physical Therapy to be online later this year. The synergistic nature of FCMG’s medical specialties allows patients to receive a higher level of care in a more timely fashion. FCMG’s ability to provide a total treatment plan within one Medical Center of Excellence is the start-to-finish prescription for better patient outcomes thus allowing patients to obtain an earlier and more accurate diagnosis.

FCMG is expected to have its first Multi-Specialty Medical Center of Excellence fully staffed with three additional surgeons by year-end. With the first Center of Excellence near completion and tracking on plan, Mr. Romandetti has announced new plans to develop two additional Centers of Excellence stating, “There is a large unfilled need for the kind of excellent care we provide. We’re going to narrow down potential locations for two additional Multi-Specialty Centers of Excellence by identifying how the FCHS unique business model can collectively benefit patients and physicians in the areas of consideration.”

For more information on the Company’s 2012 results, please see the Company’s recently filed Annual Report on Form 10-K.

First Choice Healthcare Solutions, Inc. (www.myfchs.com and www.myfcmg.com)

First Choice Healthcare Solutions, Inc., through its wholly owned subsidiary FCID Medical, Inc., is developing and acquiring multi-specialty medical centers. The Company is carving a new niche in the multibillion-dollar medical clinical service industry with specialized multi-specialty medical centers of excellence that offer an optimal mix of synergistic multi-specialty physicians combined with an array of diagnostic capabilities. More information is available at www.myfchs.com.

Forward-looking Statements

This press release contains statements which are forward-looking statements. Such forward-looking statements are based on current expectations, estimates, and projections about our industry, management beliefs, and certain assumptions made by our management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Information concerning factors that could cause the Company's actual results to differ materially from those contained in these forward-looking statements can be found in the Company's periodic reports on Form 10-K and Form 10-Q, and in its Current Reports on Form 8-K, filed with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Contact Information

At the Company:

Chris Romandetti

President and CEO

(321) 725-0090

Chris@myfchs.com

Investor Contact:

Kris Jones

Vice President of Medical Operations

(321) 725-0090

Kris@myfchs.com